Exhibit (e)(1)

Conforming Distribution Agreement

THIS CONFORMING DISTRIBUTION AGREEMENT (the “Confirming Agreement”) is by and between Funds Distributor, LLC (“FDI”) and GMO Series Trust (the “Trust”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of FDI, are being sold to LM Foreside Holdings LLC (the “Transaction”).

Effective as of the closing of the Transaction, FDI and the Trust, on behalf of each series thereof listed on Schedule A to the Conforming Distribution Agreement between the parties dated as of August 23, 2011, as amended (the “Existing Agreement”), as such schedule may be amended from time to time, separately and not jointly (each a “Fund” and collectively, the “Funds”), hereby enter into this Conforming Agreement on terms identical to those of the Existing Agreement except as noted below, and this Conforming Agreement hereby incorporates all terms of the Existing Agreement except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

The existing Section 4 to the Existing Agreement shall be deleted in its entirety and replaced with the following:

4.          Term

This Agreement shall become effective with respect to the Fund as of the closing of the Transaction and will continue for an initial one-year term and will continue thereafter so long as such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event its continuance also is approved by a majority of the Board of Trustees who are not “interested persons” of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to a Fund, without penalty, on not less than sixty days’ notice to FDI, by the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund. This Agreement may be terminated by FDI on ninety days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its “assignment.” (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms have in the 1940 Act). FDI agrees to notify the Fund immediately upon the event of its expulsion, suspension or censure by FINRA. This Agreement will automatically and immediately terminate in the event of FDI’s expulsion or suspension by FINRA.

IN WITNESS WHEREOF, the parties hereto have caused this Conforming Agreement to be executed as of the closing date of the Transaction.

FUNDS DISTRIBUTOR, LLC		GMO SERIES TRUST*, on behalf of each of its series listed on Schedule A

By:	/s/ Richard J. Berthy	By:	/s/ Douglas Y. Charton
Name: Richard J. Berthy		Name: Douglas Y. Charton
Title: President		Title: Vice President
Date:		Date: 3/29/17

* GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust of GMO Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series.

CONFORMING DISTRIBUTION AGREEMENT

Conforming Distribution Agreement (the “Conforming Agreement”), dated as of this 23rd day of August 2011 by and between GMO Series Trust (the “Series Trust”), a business trust established under the laws of the Commonwealth of Massachusetts, and Funds Distributor, LLC (formerly known as Funds Distributor, Inc.) (the “Distributor”).

WHEREAS, the series of GMO Trust (each a “Fund”, collectively, the “Funds”) and the Distributor are party to the Distribution Agreement dated March 31, 2009 and amended as of May 12, 2011 (the “Agreement”) pursuant to which the Distributor agreed to serve as the distributor for the Funds;

WHEREAS, in connection with the creation of the Series Trust, the parties intend to apply the terms of the Agreement, as it may be amended from time to time, to the Series Trust;

NOW, THEREFORE, in connection with the foregoing and in consideration of the mutual covenants herein set forth, the Series Trust and the Distributor agree as follows:

1.	All capitalized terms used, but not defined herein, shall have the same meaning ascribed to them in the Agreement.

2.	The terms of the Agreement shall apply, mutatis mutandis, to each series of the Series Trust as if each were a Fund.

3.	A list of the series of the Series Trust is set forth in Schedule A, which shall be amended from time to time by written notice from the Series Trust.

4.	A new Section 1.3(a) is added:

“The Distributor shall maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV.”

5.	A new Section 4.7 is added:

“To the extent the Distributor receives, in connection with its activities under this Conforming Agreement and the Agreement, Nonpublic Personal Information as defined in SEC’s Regulation S-P or information considered Personal Information as defined in Massachusetts regulation 201 CMR 17.00 (the “Massachusetts Regulation”), it shall protect and maintain the confidentiality, security and integrity of such information in the manner provided for under, and otherwise comply with applicable laws, regulations, rules and industry standards related to the handling of such information, including without limitation the Massachusetts Regulation.  To the extent that the Distributor’s affiliates or other permitted agents or subcontractors have access to such information, the Distributor shall require that such entities comply with all terms and conditions of this provision related to such information.  At all times, the Distributor shall remain responsible and liable for such entities’ compliance with this provision.”

IN WITNESS WHEREOF; the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

GMO SERIES TRUST*

By:	/s/ J.B. Kittredge
Name: J.B. Kittredge

Title: President and Chief Executive Officer

*GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust of GMO Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series.

FUNDS DISTRIBUTOR, LLC

By:	/s/ Mark Fairbanks
Name: Mark Fairbanks

Title: President

Distribution Agreement

THIS DISTRIBUTION AGREEMENT (“Agreement”) is by and between Funds Distributor, LLC (“FDI”) and GMO Trust (the “Trust”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of FDI are being sold to LM Foreside Holdings LLC (the “Transaction”).

Effective as of the closing of the Transaction, FDI and the Trust, on behalf of each series thereof listed on Schedule A to the Amended and Restated Distribution Agreement between the parties effective as of June 30, 2012, as amended (the “Existing Agreement”), as such schedule may be amended from time to time, separately and not jointly (each a “Fund” and collectively, the “Funds”), hereby enter into this Agreement on terms identical to those of the Existing Agreement except as noted below, and this Agreement hereby incorporates all terms of the Existing Agreement except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

The existing Section 4 to the Existing Agreement shall be deleted in its entirety and replaced with the following:

4.          Term

This Agreement shall become effective with respect to the Fund as of the closing of the transaction in which a majority of the interests of Foreside Financial Group, LLC, the indirect parent of FDI, are being sold to LM Foreside Holdings LLC and will continue for an initial one-year term and will continue thereafter so long as such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event its continuance also is approved by a majority of the Board of Trustees who are not “interested persons” of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to a Fund, without penalty, on not less than sixty days’ notice to FDI, by the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund. This Agreement may be terminated by FDI on ninety days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its “assignment.” (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms have in the 1940 Act). FDI agrees to notify the Fund immediately upon the event of its expulsion, suspension or censure by FINRA. This Agreement will automatically and immediately terminate in the event of FDI’s expulsion or suspension by FINRA.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the closing date of the Transaction.

FUNDS DISTRIBUTOR, LLC		GMO TRUST, on behalf of each of its series listed on Schedule A

By:	/s/ Richard J. Berthy	By:	/s/ Douglas Y. Charton
	Richard J. Berthy, President	Name: Douglas Y. Charton
	Date: May 31, 2017	Title: Vice President

Date: March 9, 2017

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

THIS AMENDED AND RESTATED DISTRIBUTION AGREEMENT (the “Agreement”), effective June 30, 2012, by and between each series of GMO Trust (the “Trust”) listed on Schedule A hereto, as such schedule may be amended from time to time in accordance with Section 8.4 below, separately and not jointly (each, a “Fund”), and Funds Distributor, LLC, a Massachusetts limited liability company having a place of business at 10 High Street Boston, Massachusetts 02110 (“FDI”), hereby amends and restates the Distribution Agreement, dated as of March 31, 2009, between the Funds and FDI.

WHEREAS, the shares of beneficial interest of each of the Funds correspond to a distinct portfolio of securities and many of the Funds are also divided into multiple classes of shares, all as set forth on Schedule A. For purposes of this Agreement, the term “Shares” shall mean the authorized shares of the relevant Fund and classes of shares of the Fund, if any, and otherwise shall mean the Fund’s authorized shares; and

WHEREAS, FDI is registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority ( “FINRA”); and

WHEREAS, the Board of Trustees wishes to engage FDI to act as the distributor for each of the Funds and FDI is willing to render such service on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.             Appointment

The Trust hereby appoints FDI as its principal underwriter for the distribution of Shares of each of the Funds solely for purposes of the distribution of such Shares within the United States and all of its territories and possessions. FDI accepts such appointment and agrees to perform such services as are described in this Agreement.

2.             Services

2.1.          FDI will act as agent of the Trust on behalf of each Fund for the distribution of Shares covered by, and in accordance with, the registration statement and prospectus then in effect under the Securities Act of 1933, as amended (the “1933 Act”), and will transmit promptly any orders received by FDI for purchase or redemption of Shares to the Transfer and Dividend Disbursing Agent for the Fund of which the Fund has notified FDI in writing. The Fund reserves the right to sell Shares in accordance with any current applicable prospectus relating to the Shares.

2.2.          FDI agrees to use its best efforts to perform its duties hereunder in the solicitation of orders for the sale of Shares. It is contemplated that FDI, at the request of the Trust, may enter into sales or servicing agreements with securities dealers, financial institutions and other industry professionals, such as investment advisers, accountants and estate planning firms (“Servicing Agents”) for the purpose of facilitating the offer, sale and redemption of Shares. The Trust shall pre-approve the forms of agreements with Servicing Agents and shall have the right to approve any compensation set forth therein or any material changes from such pre-approved forms.

2.3.          FDI shall act as distributor of Shares in compliance with all applicable laws, rules and regulations, including, without limitations, the Investment Company Act of 1940, as amended (the “1940 Act”), the 1933 Act, the 1934 Act, the Rules of FINRA, the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended from time to time, and Amended and Restated By-Laws, as amended from time to time. In the event there is a change in applicable federal and state securities law related to or affecting the services contemplated in this Agreement, FDI shall perform the services hereunder in accordance with such change, commencing on or prior to the date such change is effective or enforceable. If the services performed hereunder following such change are materially different or more burdensome than the current level of services, the parties shall agree to mutually acceptable policies and procedures for such services. FDI represents and warrants that it is a broker-dealer registered with the SEC and that it is registered with the relevant securities regulatory agencies in all fifty states, the District of Columbia and Puerto Rico. FDI also represents and warrants that it is a member of the FINRA.

2.4.          The Trust represents and warrants (A) the registration statement has been, and any amendment thereto will be, as the case may be, prepared in conformity with the requirements of the 1940 Act and the rules and regulations thereunder, and all material statements of fact contained or to be contained in the registration statement are or will be true and correct in all material respects at the time indicated or on the effective date, as the case may be; and the registration statement, when it shall become effective or be authorized for use, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares and (b) it shall not file any amendment to the registration statement or prospectuses without giving FDI reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

2.5.          Nothing contained herein shall be construed to require FDI to perform any service that could cause FDI to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended.

2.6.          Neither FDI, nor any other person acting on behalf of FDI is authorized to give any information or to make any representations other than as is contained in a Fund’s prospectus, statement of additional information, or any advertising materials or sales literature specifically approved in writing by the Trust or its agents.

2.7.          FDI shall timely file Fund advertisements, sales literature and other marketing and sales related materials with the appropriate regulatory agencies and shall obtain such approvals for their use as may be required by the SEC, FINRA and/or state securities administrators.

2.8.          The Fund reserves the right to refuse at any time or times to sell its Shares or the Shares of any class hereunder for any reason deemed adequate by the Board of Trustees of the Trust. The Fund shall promptly notify FDI of such a determination by the Board of Trustees.

2.9.          The Fund agrees to pay: (i) all costs and expenses in connection with the registration of Shares under the federal securities laws and securities laws of any state or other jurisdiction in which the Shares are sold; (ii) all expenses in connection with supplying information, prices, and other data to be furnished by the Fund hereunder; and (iii) all expenses in connection with the preparation and printing of the Fund’s prospectuses and statements of additional information for regulatory purposes and for distribution to shareholders; provided however, that the Fund shall not pay any of the costs of advertising or promotion for the sale of Shares, except as authorized by a plan adopted pursuant to Rule 12b-1 under the 1940 Act. FDI shall pay all expenses connected with its own qualification as a dealer under state or Federal laws and all expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the services contemplated under this Agreement.

2.10.         Except as provided in this paragraph, FDI shall not be paid a fee by the Trust or the Fund for the services rendered by it hereunder. FDI may receive compensation from the Trust or Grantham, Mayo, Van Otterloo & Co. LLC (the “Adviser”), related to its services hereunder or for additional services as may be agreed to between the Trust, Adviser and FDI. FDI, in its capacity as the principal underwriter of the Fund’s Shares and for so long as it continues to serve in such capacity, shall be paid Rule 12b-1 fees pursuant to GMO Trust’s Amended and Restated Distribution and Service Plan (Class M) (the “Rule 12b-1 Plan”) in an amount equal to 0.25% of the Fund’s average daily net assets attributable to its Class M shares, if any (the “Service Fees”). Since FDI or the Trust, in turn, has or will enter into servicing arrangements with investment platforms and other financial intermediaries under which FDI or the Trust will be obligated to pay the Service Fees to such intermediaries, FDI hereby directs that the Service Fees be paid by the Fund to such financial intermediaries that are agreed to from time to time by the Trust and FDI. FDI may enter into dealer agreements and other selling agreements with broker-dealers and other intermediaries; provided, however, that FDI shall have no obligation to make any payments to any third parties, whether as finder’s fees, compensation or otherwise, unless FDI has received a corresponding payment from the Fund pursuant to the Rule 12b-1 Plan, the Adviser, or from another source as may be permitted by applicable law, and such corresponding payment has been approved by the Trust’s Board of Trustees. To the extent that Rule 12b-1 fees are paid to FDI as default broker-dealer, such Rule 12b-1 fees shall continue to be paid to FDI after FDI ceases to act as distributor of a Fund for so long as FDI continues to serve as such default broker-dealer.

2.11.         The Fund agrees to execute documents and to furnish information and otherwise to take actions as shall from time to time be reasonably requested by FDI for the purpose of qualifying and maintaining qualification of the Fund’s Shares for sale under the so-called Blue Sky Laws of any state. The Fund shall furnish FDI from time to time, for use in connection with the sale of Shares, such information with respect to the Fund and the Shares as FDI may reasonably request. The Fund also shall furnish FDI upon request with semi-annual reports and annual audited reports of the Fund’s books and accounts made by independent public accountants regularly retained by the Trust and such additional information regarding the Fund’s financial condition as FDI may reasonably request.

2.12.         FDI will facilitate and deliver such quarterly reports as may be reasonably requested by the Trustees, substantially in the form requested by the Trust. If requested by the Trust, one or more representatives of FDI will attend meetings of the Trustees.

2.13.         With respect to the subject matter of this Agreement, FDI may rely on advice or instruction that it receives and that it reasonably believes in good faith was transmitted by the Trust or an authorized representative of the Trust.

2.14.         The Fund authorizes FDI and any dealers with whom FDI has entered into dealer agreements to use any prospectus in the form furnished by the Fund in connection with the sale of Shares.

2.15.         The Fund agrees to indemnify, defend and hold FDI, its several officers and directors, employees, subsidiaries who provide services to the Fund, and any person who controls FDI within the meaning of Section 15 of the 1933 Act (the “FDI Indemnified Persons”) free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the FDI Indemnified Persons may incur under the 1933 Act, the 1940 Act, or common law or otherwise, arising out of or on the basis of (a) FDI acting as distributor of the Funds; (b) FDI or any subsidiary or affiliate of FDI acting as a member of the National Securities Clearing Corporation (or any successor or other entity performing similar functions) (“NSCC”) on behalf of the Fund; (c) FDI or any subsidiary or affiliate of FDI entering into selling agreements, dealer agreements, participation agreements, NSCC Trust SERV or Networking agreements or similar agreements with financial intermediaries on behalf of the Fund; or (d) any untrue statement, or alleged untrue statement, of a material fact required to be stated in either any registration statement or any prospectus or any statement of additional information or any Fund-related advertisement or sales literature, or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in any registration statement, any prospectus or any statement of additional information or any Fund-related advertisement or sales literature or necessary to make the statements in any of them not misleading, except that the Fund’s agreement to indemnify the FDI Indemnified Persons will not be deemed to cover any such claim, demand, liability or expense to the extent that it arises out of or is based upon any such untrue statement, alleged untrue statement, omission or alleged omission made in any registration statement, any prospectus or any statement of additional information or any Fund-related advertisement or sales literature in reliance upon information furnished by an Indemnified Person to the Fund or its representatives for use in the preparation thereof, and except that the Fund’s agreement to indemnify the FDI Indemnified Persons will not be deemed to cover any liability to the Fund or its shareholders to which the FDI Indemnified Persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement (“Disqualifying Conduct”). The Fund’s agreement to indemnify the FDI Indemnified Persons, as aforesaid, is expressly conditioned upon the Fund’s being notified of any action brought against the FDI Indemnified Persons, such notification to be given by letter, by facsimile or by telegram addressed to the Fund at its address set forth on Schedule A, attached hereto, within a reasonable period of time after the summons or other first legal process shall have been served. The failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Fund’s indemnity agreement contained in this Section 2.15. The Fund will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by the Fund and approved by FDI, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain counsel of good standing approved by FDI, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Fund does not elect to assume the defense of any such suit, the Fund will reimburse the FDI Indemnified Persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by FDI or them. If the Fund does not assume the defense, the FDI Indemnified Persons shall not consent to a settlement or any other disposition not involving a final adjudication without the prior consent of the Fund. The Fund’s indemnification agreement contained in this Section 2.15 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the FDI Indemnified Persons, and shall survive the delivery of any Shares. This agreement of indemnity will inure exclusively to the benefit of the FDI Indemnified Persons and, if the FDI Indemnified Persons are natural persons, their respective estates, and to the benefit of any controlling persons and their successors. The Fund agrees promptly to notify FDI of the commencement of any litigation or proceedings against the Fund or any of its officers or Trustees in connection with the issue and sale of Shares.

2.16.         FDI agrees to indemnify, defend and hold the Fund, its several officers and Trustees, and any person who controls the Fund within the meaning of Section 15 of the 1933 Act (the “Fund Indemnified Persons”) free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Fund Indemnified Persons, may incur under the 1933 Act, the 1940 Act, or under common law or otherwise, but only to the extent that such liability or expense incurred by the Fund Indemnified Persons resulting from such claims or demands, (a) shall arise out of or be based upon any unauthorized sales literature, advertisements, information, statements or representations or any Disqualifying Conduct in connection with the offering and sale of any Shares, (b) shall arise out of or be based upon any untrue, or alleged untrue, statement of a material fact contained in information furnished in writing by FDI to the Fund specifically for use in the Fund’s registration statement, or shall arise out of or be based upon any omission, or alleged omission, to state a material fact in connection with such information furnished in writing by FDI to the Fund and required to be stated in such answers or necessary to make such information not misleading or (c) any other liability to which the Fund becomes subject by reason of willful misfeasance, bad faith or gross negligence in the performance (or failure to perform) of FDI’s duties under the Agreement. FDI’s agreement to indemnify the Fund Indemnified Persons, as aforesaid, is expressly conditioned upon FDI being notified of any action brought against the Fund Indemnified Persons, such notification to be given by letter, by facsimile or by telegram addressed to FDI at its address set forth below within a reasonable period of time after the summons or other first legal process shall have been served. FDI shall have the right to control the defense of such action, with counsel of its own choosing, satisfactory to the Fund, if such action is based solely upon such alleged misstatement or omission on FDI’s part, and in any other event the Fund Indemnified Persons shall each have the right to participate in the defense or preparation of the defense of any such action. The failure so to notify FDI of any such action shall not relieve FDI from any liability which FDI may have to the Fund Indemnified Persons by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of FDI’s indemnity agreement contained in this Section 2.16. This agreement of indemnity will inure exclusively to the benefit of the Fund Indemnified Persons, and if the Fund Indemnified Persons are natural persons, their respective estates, and to the benefit of any controlling persons and their successors. FDI agrees promptly to notify the Fund of the commencement of any litigation or proceedings against FDI or any of its officers or directors in connection with the issue and sale of Shares.

2.17.         No Shares shall be offered by either FDI or the Fund under any of the provisions of this Agreement and no orders for the purchase or sale of such Shares hereunder shall be accepted by the Fund if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of said Act, as amended, is not on file with the SEC; provided, however, that nothing contained in this Section 2.17 shall in any way restrict or have an application to or bearing upon a Fund’s obligation to repurchase any Shares from any shareholder in accordance with the provisions of the Fund’s prospectus or the Trust’s charter documents.

2.18.         Notwithstanding anything in this Agreement to the contrary, except as specifically set forth below: (A) neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; or elements of nature; (B) neither party shall be liable for any consequential, special or indirect losses or damages suffered by the other party, whether or not the likelihood of such losses or damages was known by the party; (C) no affiliate, director, officer, employee, manager, shareholder, partner, agent, counsel or consultant of either party shall be liable at law or in equity for the obligations of such party under this Agreement or for any damages suffered by the other party related to this Agreement; and (D) each party shall have a duty to mitigate damages for which the other party may become responsible; the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund, and no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise; and in asserting any rights or claims under this Agreement, FDI shall look only to the assets and property of the Fund to which FDI’s rights or claims relate in settlement of such rights or claims.

2.19.         The Fund agrees to advise FDI promptly:

(a)          in the event of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or prospectus then in effect or the initiation of any proceeding for that purpose; and

(b)          of the happening of any event which makes untrue any statement of a material fact made in the registration statement or prospectus then in effect or which requires the making of a change in such registration statement or prospectus in order to make the statements therein not misleading.

2.20.         The Trust agrees to comply in all material respects with all applicable provisions of the 1940 Act, the 1933 Act, and all other federal and state laws governing the issuance and sale of Shares or otherwise applicable to the Trust.

3.             Offering Price

Shares of any class of a Fund offered for sale by FDI shall be offered at the net asset value per share (the “Offering Price”) plus any applicable purchase premium, as set forth in the then-current prospectus. In addition, Shares of any class of the Fund offered for sale by FDI may be subject to a redemption fee, as set forth in the Fund’s then-current prospectus. Purchase premiums and redemption fees are retained by the Fund.

4.             Term

This Agreement shall become effective with respect to the Fund as of the date hereof and will continue until June 30, 2013 and will continue thereafter so long as such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event its continuance also is approved by a majority of the Board of Trustees who are not “interested persons” of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to a Fund, without penalty, on not less than sixty days’ notice to FDI, by the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund. This Agreement may be terminated by FDI on ninety days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its “assignment.” (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms have in the 1940 Act). FDI agrees to notify the Fund immediately upon the event of its expulsion, suspension or censure by FINRA. This Agreement will automatically and immediately terminate in the event of FDI’s expulsion or suspension by FINRA.

5.             Confidentiality

5.1.          Each party (for purposes of this Section 5, a “Receiving Party”) agrees to keep confidential all information disclosed by the other party (for purposes of this Section 5, a “Disclosing Party”), including, without limitation all forms and types of financial, business, marketing, operations, technical, economic and engineering information of the Disclosing Party, whether tangible or intangible.

5.2.          Notwithstanding any provision of this Agreement to the contrary, the parties agree that the following information shall not be deemed confidential information: (i) information that was known to the receiving party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section 5; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

5.3.          Notwithstanding any provision of this Agreement to the contrary, FDI may: (i) provide information to FDI’s counsel and to persons engaged by FDI or the Trust to provide services with respect to the Trust; (ii) identify the Trust as a client of FDI for FDI’s sales and marketing purposes; and (iii) provide information as approved by an authorized person of the Trust, provided, that (A) such approval shall not be unreasonably withheld or delayed, and (B) FDI may release information without approval of the Trust if FDI is advised by outside counsel to FDI or the Trust that failure to do so will result in liability to Trust; and provided, further, that, in such event FDI shall endeavor promptly to advise the Trust of such advice, to the extent practicable in advance of any actual release of information.

5.4.          FDI acknowledges that certain shareholder information made available by the Trust to FDI or otherwise maintained by FDI under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act and other applicable privacy Laws (collectively, “Privacy Laws”). FDI agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of FDI and the Trust; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect such information; and (iv) to cooperate with the Trust and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the parties.

6.             Notice

Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by, facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by FDI or Trust, as the case may be. Notice shall be given to each party at the following addresses:

If to FDI:

Funds Distributor, LLC

10 High Street, 3rd Floor

Boston, MA 02110

Attn: Senior Counsel

Fax: (857) 318-0345

If to Trust:

GMO Trust

40 Rowes Wharf

Boston, MA 02110

Attn: J.B. Kittredge

Fax: (617) 310-4517

7.              Anti-Money Laundering Compliance

7.1.          FDI hereby represents and warrants that it has implemented and enforces an anti-money laundering program (“AMLP”) that complies with laws, regulations and regulatory guidance applicable to FDI, and includes, at a minimum: (A) written policies, procedures, and controls to detect and prevent money laundering, as appropriate to the nature of FDI’s business; (B) a designated compliance officer with sufficient authority to oversee the AML Program; (C) an ongoing training program for relevant FDI employees and associated persons; and (D) scheduled independent testing of FDI’s AML Program.

7.2.          FDI agrees to furnish to the Trust the following documents: (A) copy of FDI’s AMLP as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment; (B) a copy of any deficiency letter sent by federal examination authorities concerning FDI’s AMLP; and (C) periodically, upon request from the Trust, a report on FDI’s AMLP that includes a certification to the Trust concerning FDI’s implementation of, and ongoing compliance with, its AMLP and a copy of any audit report prepared with respect to FDI’s AMLP.

7.3.          FDI agrees to provide periodic reports concerning its compliance with FDI’s AMLP and/or the Trust’s AML Program at such times as may be reasonably requested by the Trust’s Board of Directors or AML Compliance Officer.

8.             Miscellaneous

8.1.          As used in this Agreement the terms “registration statement” and “prospectus” shall mean any registration statement of the Trust and prospectus, including the statement of additional information incorporated by reference therein, filed with the SEC and any amendments and supplements thereto which at any time shall have been filed with said Commission.

8.2.          The Fund recognizes that, except to the extent otherwise agreed to by the parties hereto, FDI’s directors, officers and employees may from time to time serve as directors, trustees, officers and employees of corporations and business trusts (including other investment companies), and that FDI or FDI’s affiliates may enter into distribution or other agreements with other corporations and trusts. FDI will be an independent contractor, and neither FDI nor any of its officers or employees, as such, is or shall be an employee of the Fund. FDI is responsible for its own conduct and the employment, control, and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. FDI assumes full responsibility for its agents and employees under applicable law and agrees to pay all employer taxes thereunder. FDI will maintain at its own expense insurance against public liability in such an amount as required by the conduct rules or other rules or requirements of FINRA or other applicable law, rule, or regulation.

8.3.          No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

8.4.          This Agreement and the Schedules forming a part hereof may be amended at any time by a writing signed by each of the parties hereto. In the event that the Trustees indicate by vote that any additional funds of the Trust are to be made parties to this Agreement, whether such funds were in existence at the time of the effective date of this Agreement or subsequently formed, Schedule A hereto shall be amended to reflect the addition of such new funds. In the event that any of the Funds listed on Schedule A terminates its registration as a management investment company, or otherwise ceases operations, Schedule A shall be amended to reflect the deletion of such Fund and its various classes, provided, that the Trust shall remain obligated to make any payments for obligations incurred through the date of termination respecting such Fund and its classes, including any obligations that specifically survive the termination of this Agreement with respect to such Fund or class.

8.5.          This Agreement is executed by the Board of Trustees of the Trust, not individually, but in their capacity as Trustees under the Agreement and Declaration of Trust made June 24, 1985, as amended. None of the shareholders, Trustees, officers, employees, or agents of the Trust shall be personally bound or liable under this Agreement, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder but only to the property of the Trust and, if the obligation or claim relates to the property held by the Trust for the benefit of one or more but fewer than all Funds, then only to the property held for the benefit of the affected Fund.

8.6.          This Agreement shall be governed by the internal laws of The Commonwealth of Massachusetts without giving effect to principles of conflicts of laws.

8.7.          If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

IN WITNESS WHEREOF, the parties have executed this Agreement by a duly authorized representative of the parties hereto.

GMO TRUST, on behalf of each of its
series listed on Schedule A

By:	/s/ Jason B. Harrison
Jason B. Harrison
Vice President

FUNDS DISTRIBUTOR, LLC

By:	/s/ Mark A. Fairbanks
Mark A. Fairbanks
Vice President

SCHEDULE A Distribution Agreement GMO TRUST 40 Rowes Wharf, Boston, MA 02110

# of P ortfolios	Series	Class
1	U.S. Equity Allocation Fund	III, IV, V, VI
2	Quality Fund	III, IV, V, VI
3	International Equity Fund	II, III, IV
4	International Large/Mid Cap Equity Fund	III, IV, VI
5	Foreign Fund	II, III, IV
6	Foreign Small Companies Fund	III, IV
7	International Small Companies Fund	III
8	Emerging Markets Fund	II, III, IV, V, VI
9	Emerging Countries Fund	III
10	Core Plus Bond Fund	III, IV
11	Currency Hedged International Bond Fund	III
12	Emerging Country Debt Fund	III, IV
13	International Equity Allocation Fund	III
14	International Developed Equity Allocation Fund	III
15	Global Equity Allocation Fund	III
16	Global Developed Equity Allocation Fund	III
17	Global Asset Allocation Fund	III
18	Strategic Opportunities Allocation Fund	III
19	Benchmark-Free Allocation Fund	III, IV, V, VI, MF
20	Alpha Only Fund	III, IV
21	Tax-Managed International Equities Fund	III
22	U.S. Treasury Fund	N/A
23	Asset Allocation Bond Fund	III, VI
24	Opportunistic Income Fund	III, VI
25	Taiwan Fund	III, VI
26	Emerging Domestic Opportunities Fund	II, III, IV, V, VI
27	Resources Fund	III, IV, V, VI
28	Risk Premium Fund	III, IV, V, VI
29	Special Opportunities Fund	III, IV, V, VI, VII
30	Benchmark-Free Fund	III
31	Implementation Fund	N/A
32	SGM Major Markets Fund	III, IV, V, VI
33	Climate Change Fund	III, IV, V, VI